PRESS RELEASE

Date:	July 16, 2008

From:	MutualFirst Financial, Inc.

For Publication:	Immediately

Contact:	Tim McArdle, Senior Vice President and Treasurer of
MutualFirst Financial, Inc. (765) 747-2818

MutualFirst Announces Increased Second Quarter 2008 Earnings

Muncie, Indiana - MutualFirst Financial, Inc. (NASDAQ: MFSF), the holding company of Mutual Bank (the “Bank”), announced today that net income for the second quarter ended June 30, 2008 was $1.2 million, or $.30 for basic and diluted earnings per share. This compared to net income for the comparable period in 2007 of $1.1 million, or $.27 for basic and diluted earnings per share. Annualized return on assets was .49% and return on tangible equity was 6.58% for the second quarter of 2008 compared to .48% and 6.24% respectively, for the same period last year.

Net income for the six months ended June 30, 2008 was $2.4 million or $.60 for basic and diluted earnings per share. This compared to net income for the comparable period in 2007 of $2.2 million or $.53 for basic and $.52 for diluted earnings per share. Annualized return on average assets was .50% and return on average tangible equity was 6.69% for the first half of 2008 compared to .46% and 6.01% respectively, for the same period last year.

The comparative increase of income for the three and six month periods was primarily due to the increase in net interest margin and non-interest income. Increased expenses, including one time charges due to re-branding the bank, technological changes, and merger related expenses partially offset the increase in net interest margin. “We are pleased with the increased income in the second quarter, especially after the increased expenses due to the renaming of the bank and the pending merger with MFB Corp.,” Dave Heeter, President and CEO of MutualFirst said.

Assets totaled $975.5 million at June 30, 2008, an increase from December 31, 2007 of $12.9 million, or 1.3%. Loans, excluding loans held for sale, decreased $9.0 million or 1.1%. Consumer loans decreased $3.6 million, or 1.6%, while commercial loans increased $5.0 million, or 3.5%, and residential mortgage loans held in the portfolio decreased $10.4 million, furthering our strategy to reduce the percentage of fixed rate real estate mortgage loans to total loans. Mortgage loans held for sale decreased $584,000 and mortgage loans sold during the first half of 2008 totaled $28.2 million compared to $12.1 million during the same period in 2007. The decreased loan balances were due primarily to an increase in sales of fixed rate real estate mortgage loans. Investment securities available for sale increased $10.8 million, or 24.8%, offsetting the reduction in the loan portfolio. Cash and cash equivalents increased $6.4 million, or 27.0% as the bank’s interest earning cash accounts increased.

Allowance for loan losses increased $252,000 to $8.6 million when comparing June 30, 2008 to December 31, 2007. Net charge offs for the first half of 2008 were $1.1 million, or .27% of average loans on an annualized basis compared to $744,000, or .18% of average loans for the comparable period in 2007. On a linked quarter basis, net charge offs compared to average loans were .28% in the second quarter 2008 compared to .26% in the first quarter 2008. As of June 30, 2008 the allowance for loan losses as a percentage of loans receivable and non-performing loans was 1.07% and 78.35%, respectively, compared to 1.03% and 169.16%, respectively, at December 31, 2007.

Total deposits were $677.7 million at June 30, 2008, an increase from $666.4 million at December 31, 2007. This increase was due primarily to increases in core demand, money market and savings deposits of $4.2 million and wholesale deposits of $15.8 million. The increase was partially offset by decreases in certificates of deposit of $8.7 million. Total borrowings increased $3.1 million to $199.7 million at June 30, 2008 from $196.6 million at December 31, 2007.

Stockholders’ equity decreased $3.6 million, or 4.1%, from $87.0 million at December 31, 2007, to $83.4 million at June 30, 2008. The decrease was due primarily to a decrease in the market value of securities available for sale compared to their book value of $3.5 million from a loss of $414,000 at December 31, 2007 to a loss of $3.9 million at June 30, 2008. This decrease was due primarily to price decreases, caused chiefly by illiquid credit markets, in certain investment grade trust preferred securities owned by the bank. CEO Heeter commented, “We believe pricing for the trust preferred securities will improve as the financial markets become more stable. We have the ability and intent to continue to hold these investments until then.” Other decreases in stockholders’ equity resulted from the use of $1.4 million to repurchase 109,000 shares of common stock and dividend payments of $1.3 million. These decreases were partially offset by net income of $2.4 million, and Employee Stock Ownership Plan (ESOP) and RRP shares earned of $211,000. Heeter also stated that, “the bank continues to be well capitalized by all regulatory standards”.

Net interest income before the provision for loan losses increased $685,000 from $6.1 million for the three months ended June 30, 2007 to $6.8 million for the three months ended June 30, 2008. The reasons for the increase were an $8.1 million, or .9%, increase in average interest earning assets and a 28 basis point increase in the net interest margin. On a linked quarter basis, net interest margin increased to 3.13% for the three months ended June 30, 2008 compared to 2.94% for the three months ended March 31, 2008.

Net interest income before the provision for loan losses increased $1.1 million for the six months ended June 30, 2008 compared to the six months ended June 30, 2007. The reasons for the increase were similar to those stated above. Average interest earning assets increased $6.9 million, or 8.0% and the net interest margin increased by 22 basis points from 2.82% for the six months ended June 30, 2007 to 3.04% for the same period in 2008.

The provision for loan losses for the second quarter of 2008 was $733,000, compared to $533,000 for last year’s comparable period. Non-performing loans to total loans at June 30, 2008 were 1.37% compared to .61% at June 30, 2007. Non-performing assets to total assets were 1.51% at June 30, 2008 compared to .80% at June 30, 2007. On a linked quarter basis, non-performing loans to total loans decreased from 1.44% for the quarter ended March 31, 2008 to 1.37% for the quarter ended June 30, 2008.

The provision for loan losses for the six months ended June 30, 2008 was $1.3 million compared to $865,000 for last year’s comparable period. The increased provision for the six months ended 2008 compared to the same time period in 2007 was a result of increased non-performing assets, mostly in one-to four-family and commercial real estate loans and foreclosed real estate. Non-performing assets were 1.51% at June 30, 2008 compared to .80% at June 30, 2007.

Non-interest income increased $155,000 to $2.1 million, or 7.9%, for the three months ended June 30, 2008 compared to the same period in 2007. The increase was due primarily to increases in service fees on transaction accounts of $119,000, or 9.6%, increases in commission income of $64,000, or 26.2%, and increases in net gain on loan sales and servicing $61,000, or 63.5%.

For the six month period ended June 30, 2008 non-interest income increased $543,000, or 14.7%, to $4.2 million compared to $3.7 million for the same period in 2007. The reasons are similar to those mentioned above.

Non-interest expense increased $667,000 to $6.9 million, or 10.8%, for the three months ended June 30, 2008 compared to the same period in 2007. Increases in current quarter non-interest expense compared to the same period in 2007 include increases in occupancy and equipment expense of $135,000, primarily due to a new branch office in Elkhart County, increases in salaries and employee benefits of $238,000, primarily due to salary adjustments and new employees for the Elkhart County branch, increases in marketing expense of $88,000, primarily due to re-branding of the bank’s name, and increases in other expenses of $207,000, primarily due to FDIC premium increases and expenses related to the bank’s name change.

For the six month period ended June 30, 2008 non-interest expense increased $1.0 million, or 7.6%, to $13.4 million compared to $12.4 million for the same period in 2007. The reasons for the increase are similar to those mentioned above.

Income tax expense decreased $72,000 for the three months ended June 30, 2008 compared to the same period in 2007 due primarily to less income subject to income taxes. The effective tax rate also decreased from 15.2% to 10.0% due to an increased percentage of low income housing tax credits to taxable income when comparing the second quarter of 2008 to the second quarter of 2007, respectively.

For the six-month period ended June 30, 2008, income tax expense decreased $54,000 compared to the same period in 2007. The decrease was due primarily to less income subject to income taxes. The effective tax rate also decreased from 13.3% to 10.6% due to an increased percentage of low income housing tax credits to taxable income when comparing the first half of 2008 to the first half of 2007, respectively.

MutualFirst Financial, Inc. and Mutual Bank are headquartered in Muncie, Indiana with twenty-two full service offices in Delaware, Elkhart, Grant, Kosciusko, Randolph, and Wabash counties.

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to changes in interest rates; the loss of deposits and loan demand to competitors; substantial changes in financial markets; changes in real estate values and the real estate market; or regulatory changes.

MUTUALFIRST FINANCIAL INC.

	30-Jun	31-Dec
Selected Financial Condition Data(Unaudited):	2008	2007
	(000)	(000)

Total Assets	$975,452	$962,517

Cash and cash equivalents	30,042	23,648

Loans held for sale	1,061	1,645

Loans receivable, net	792,743	802,436

Investment securities available for sale, at fair value	54,516	43,692

Total deposits	677,677	666,407

Total borrowings	199,705	196,638

Total stockholders' equity	83,431	87,014

	Three Months	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended	Ended
	30-Jun	31-Mar	30-Jun	30-Jun	30-Jun
Selected Operations Data (Unaudited):	2008	2008	2007	2008	2007
	(000)	(000)	(000)	(000)	(000)

Total interest income	$13,489	$13,757	$14,056	$27,246	$27,865
Total interest expense	6,689	7,397	7,941	14,086	15,755

Net interest income	6,800	6,360	6,115	13,160	12,110
Provision for loan losses	733	612	533	1,345	865
Net interest income after provision
for loan losses	6,067	5,748	5,582	11,815	11,245

Non-interest income
Fees and service charges	1,365	1,159	1,246	2,525	2,309
Equity in losses of limited partnerships	(24)	(24)	(27)	(47)	(53)
Commissions	308	292	244	600	441
Net gain on loan sales and servicing	157	210	96	367	187
Increase in cash surrender value of life insurance	276	277	317	553	655
Other income	27	206	78	232	148
Total non-interest income	2,109	2,120	1,954	4,230	3,687

Non-interest expense
Salaries and benefits	3,892	3,818	3,654	7,711	7,293
Occupancy and equipment	999	998	864	1,997	1,772
Data processing fees	243	267	298	510	554
Professional fees	231	209	177	440	356
Marketing	317	230	229	547	437
Other expenses	1,189	980	982	2,168	2,011
Total non-interest expense	6,871	6,502	6,204	13,373	12,423

Income before taxes	1,305	1,366	1,332	2,672	2,509
Income tax provision (benefit)	131	151	203	282	336
Net income	$1,174	$1,215	$1,129	$2,390	$2,173

Average Balances, Net Interest Income, Yield Earned and Rates Paid

		Three			Three
		mos ended			mos ended
		6/30/2008			6/30/2007
	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate
	(000)	(000)		(000)	(000)
Interest-Earning Assets:
Interest -bearing deposits	$6,951	$27	1.55%	$3,187	$31	3.89%
Mortgage-backed securities:
Available-for-sale	16,141	219	5.43	9,041	112	4.96
Investment securities:
Available-for-sale	33,205	362	4.36	30,525	398	5.22
Loans receivable	801,027	12,747	6.37	806,907	13,405	6.65
Stock in FHLB of Indianapolis	10,395	134	5.16	9,938	110	4.43
Total interest-earning assets (3)	867,719	13,489	6.22	859,598	14,056	6.54
Non-interest earning assets, net of allowance
for loan losses and unrealized gain/loss	89,475			87,451
Total assets	$957,194			$947,049

Interest-Bearing Liabilities:
Demand and NOW accounts	$123,177	$290	0.94%	$123,554	727	2.35
Savings deposits	55,487	73	0.53	56,666	72	0.51
Money market accounts	22,229	75	1.35	25,167	162	2.57
Certificate accounts	419,724	4,142	3.95	446,168	5,197	4.66
Total deposits	620,617	4,580	2.95	651,555	6,158	3.78
Borrowings	185,197	2,109	4.56	140,767	1,784	5.07
Total interest-bearing accounts	805,814	6,689	3.32	792,322	7,942	4.01
Non-interest bearing deposit accounts	49,274			50,829
Other liabilities	15,626			16,143
Total liabilities	870,714			859,294
Stockholders' equity	86,480			87,755
Total liabilities and stockholders' equity	$957,194			$947,049

Net earning assets	$61,905			$67,276

Net interest income		$6,800			$6,114

Net interest rate spread			2.90%			2.53%

Net yield on average interest-earning assets			3.13%			2.85%

Average interest-earning assets to
average interest-bearing liabilities			107.68%			108.49%

	Three Months	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended	Ended
	30-Jun	31-Mar	30-Jun	30-Jun	30-Jun
Selected Financial Ratios and Other Financial Data (Unaudited):	2008	2008	2007	2008	2007

Share and per share data:
Average common shares outstanding
Basic	3,970,982	4,003,509	4,120,844	3,987,123	4,125,935
Diluted	3,970,982	4,003,509	4,173,986	3,987,123	4,186,103
Per share:
Basic earnings	$0.30	$0.30	$0.27	$0.60	$0.53
Diluted earnings	$0.30	$0.30	$0.27	$0.60	$0.52
Dividends	$0.16	$0.16	$0.15	$0.32	$0.30

Dividend payout ratio	53.33%	53.33%	55.56%	53.33%	57.69%

Performance Ratios:
Return on average assets (ratio of net
income to average total assets)(1)	0.49%	0.51%	0.48%	0.50%	0.46%
Return on average tangible equity (ratio of net
income to average tangible equity)(1)	6.58%	6.80%	6.24%	6.69%	6.01%
Interest rate spread information:
Average during the period(1)	2.90%	2.68%	2.53%	2.79%	2.51%

Net interest margin(1)(2)	3.13%	2.94%	2.85%	3.04%	2.82%

Efficiency Ratio	77.12%	76.67%	76.89%	76.90%	78.64%

Ratio of average interest-earning
assets to average interest-bearing
liabilities	107.68%	107.57%	108.49%	107.59%	108.24%

Allowance for loan losses:
Balance beginning of period	$8,440	$8,352	$8,219	$8,352	$8,156
Charge offs:
One- to four- family	113	2	64	115	184
Multi-family	0	0	0	0	0
Commercial real estate	153	31	0	184	0
Construction or development	0	0	0	0	0
Consumer loans	541	548	314	1,089	727
Commercial business loans	0	30	267	30	267
Sub-total	807	611	645	1,418	1,178

Recoveries:
One- to four- family	35	2	48	37	48
Multi-family	0	0	0	0	0
Commercial real estate	0	0	0	0	0
Construction or development	0	0	0	0	0
Consumer loans	203	28	121	231	185
Commercial business loans	0	57	1	57	201
Sub-total	238	87	170	325	434

Net charge offs	569	524	475	1,093	744
Additions charged to operations	733	612	533	1,345	865
Balance end of period	$8,604	$8,440	$8,277	$8,604	$8,277

Net loan charge-offs to average loans (1)	0.28%	0.26%	0.24%	0.27%	0.18%

	June 30,	March 31,	June 30,
	2008	2008	2007

Total shares outstanding	4,118,079	4,179,879	4,329,183
Tangible book value per share	$16.60	$17.13	$16.71

Nonperforming assets (000's)
Loans: Non-accrual	$10,526	$10,625	$4,383
Accruing loans past due 90 days or more	350	809	400
Restructured loans	105	106	110
Total nonperforming loans	10,981	11,540	4,893
Real estate owned	2,302	1,478	1,519
Other repossessed assets	1,483	1,120	1,207
Total nonperforming assets	$14,766	$14,138	$7,619

Asset Quality Ratios:
Non-performing assets to total assets	1.51%	1.47%	0.80%
Non-performing loans to total loans	1.37%	1.44%	0.61%
Allowance for loan losses to non-performing loans	78.35%	73.14%	169.16%
Allowance for loan losses to loans receivable	1.07%	1.05%	1.03%

(1) Ratios for the three month period have been annualized.

(2) Net interest income divided by average interest earning assets.

(3) Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.